Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 16, 2024, with respect to the financial statements of LogicMark, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023 and which appear in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-284135), filed with the Securities and Exchange Commission.

/s/ BPM LLP

Walnut Creek, California

February 14, 2025